Exhibit 23.8

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

August 26, 2011

Dr. Juan José Súarez Coppel

Director General

Petróleos Mexicanos

Avenida Marina Nacional No. 329

Colonia Petróleos Mexicanos

Torre Ejecutiva, Piso 41

11311 Mexico, D.F. Mexico

Dear Dr. Súarez Coppel:

We hereby consent to (a) all references to DeGolyer and MacNaughton as set forth under the heading “Experts” in this Amendment No. 1 to the Registration Statement on Form F-4 filed by Petróleos Mexicanos (the “Form F-4”), (b) all references to DeGolyer and MacNaughton as set forth under the headings “Presentation of Information Concerning Reserves” and “Business Overview” under the subheadings “Overview by Business Segment,” “Exploration and Production,” and “Reserves” in the Annual Report on Form 20-F of Petróleos Mexicanos for the year ended December 31, 2010 (the “Form-20-F”) incorporated in the Form F-4 by reference, and (c) the incorporation by reference in the Form F-4 of our report dated February 11, 2011, describing our review of the estimates of proved oil, condensate, natural gas, and oil equivalent reserves owned by the United Mexican States (“Mexico”) as of January 1, 2011, for 68 fields located offshore of Mexico in the Southwest Marine Region, which report was originally filed as Exhibit 10.6 to the Form 20-F. The estimates included in our report were prepared in accordance with the reserves definitions of Rules 4-10(a) (1)-(32) of Regulation S-X of the United States Securities and Exchange Commission.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716